EXHIBIT 99.2

For Immediate Release

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. DECLARES FIRST

QUARTER CASH DIVIDEND OF $0.12 PER SHARE

DURANGO, Colorado (May 21, 2015) -- Rocky Mountain Chocolate Factory, Inc. (Nasdaq: RMCF), (the “Company”) which franchises gourmet chocolate and confection stores and manufactures premium chocolates and other confectionery products, today announced that its Board of Directors has declared a first quarter cash dividend of $0.12 per common share outstanding. The cash dividend will be payable June 12, 2015 to shareholders of record at the close of business June 2, 2015. This represents the 48th consecutive quarterly cash dividend declared by the Company since the initiation of its cash dividend policy in September 2003.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate and confection stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. The Company’s 39%-owned subsidiary, U-Swirl, Inc., also franchises and operates self-serve frozen yogurt cafés. As of May 21, 2015 the Company, its subsidiaries and its franchisees operated 595 Rocky Mountain Chocolate Factory and self-serve frozen yogurt stores in 41 states, Canada, Japan, South Korea, Turkey, Pakistan, Kingdom of Saudi Arabia and the United Arab Emirates. The Company’s common stock is listed on The Nasdaq Global Market under the symbol “RMCF.” The common stock of U-Swirl, Inc. trades on the OTCQB market under the symbol “SWRL.”

Rocky Mountain Chocolate Factory, Inc. (970) 375-5678